FILED PURSUANT TO RULE 424(B)(3)

REGISTRATION STATEMENT NO. 333-207740

RESOURCE APARTMENT REIT III, INC.

SUPPLEMENT NO. 11 DATED NOVEMBER 16, 2016

TO THE PROSPECTUS DATED APRIL 29, 2016

This document supplements, and should be read in conjunction with, the prospectus of Resource Apartment REIT III, Inc. dated April 29, 2016, as supplemented by Supplement No. 1 dated May 25, 2016, Supplement No. 2 dated June 14, 2016, Supplement No. 3 dated June 30, 2016, Supplement No. 4 dated August 4, 2016, Supplement No. 5 dated August 17, 2016, Supplement No. 6 dated August 24, 2016, Supplement No. 7 dated September 13, 2016, Supplement No. 8 dated October 7, 2016, Supplement No. 9 dated October 13, 2016 and Supplement No. 10 dated November 3, 2016. As used herein, the terms “we,” “our” and “us” refer to Resource Apartment REIT III, Inc. and, as required by context, Resource Apartment OP III, LP, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	updated disclosure under “Management;”

•	updated disclosure under “Conflicts of Interest;”

•	updated disclosure regarding our real estate investment;

•	“Management’s Discussion and Analysis of Financial Condition and Results of Operations” similar to that filed in our Quarterly Report on Form 10-Q for the period ended September 30, 2016; and

•	our unaudited financial statements and the notes thereto as of and for the period ended September 30, 2016.

Management

The following disclosure replaces the bullet points under “Other Affiliates—Our Sponsor” on page 87 of the prospectus.

•	Three joint ventures with a privately held, registered investment advisor specializing in alternative investments to foundations, endowments, pension plans, insurance companies and other institutional investors. The joint ventures were formed to acquire discounted real estate and real estate-related debt investments and Resource Real Estate provides acquisition advice, asset, property and construction management and disposition services.

•	A partnership with an institutional investment firm that invests funds for pension plans, unions, corporations, endowments, foundations, and charitable organizations. The partnership was formed to own five multifamily rental properties, all of which have since been sold, and Resource Real Estate provided acquisition advice, asset, property and construction management and disposition services.

•	A partnership with a private real estate investment firm. The partnership was formed to acquire two underperforming multifamily rental properties and Resource Real Estate provided acquisitions advice, asset, property and construction management and disposition services. Resource Real Estate sold its interest in the properties to its partner in April 2010.

•	A joint venture with an international investment company that is one of Central Europe’s leading sponsors of international real estate funds. Resource America held mezzanine debt in connection with an office building majority owned by the institutional partner, and Resource America provided asset oversight management. The asset was sold in June 2010.

•	A partnership with one of Washington, D.C.’s largest full-service real estate companies that owns and developed more than 80 buildings in the Washington, D.C. metropolitan area aggregating over 20 million square feet. The partnership was formed to own an office building in which Resource America owned a minority interest and provided asset oversight management. The asset was sold in June 2011.

1

Conflicts of Interest

The following disclosure replaces the third paragraph under “Our Affiliates’ Interests in Other Resource Real Estate Programs—General” on page 100 of the prospectus.

Conflicts of interest may arise between us and the programs that have not yet been liquidated and between us and future programs. As of the date of this prospectus, SR I, SR II, R 1, R 2 and Opp Fund have been liquidated. The other programs are still operating. Thus, to the extent we seek to lease assets in similar geographic markets we will compete with each of the remaining seven programs listed above. All of the programs have completed their offerings and all have fully invested the proceeds raised in their respective offerings other than Opp REIT II. We may therefore compete with Opp REIT II to the extent that it has not fully invested its offering proceeds or seeks to reinvest funds from disposition of assets. As of January 11, 2016, Opp REIT II has invested $337.7 million of the $536.5 million in proceeds it has raised in its initial public offering. To the extent that Opp REIT II has not fully invested its offering proceeds or seeks to reinvest funds from disposition of assets, our advisor’s executive officers and real estate professionals could direct attractive investment opportunities to Opp REIT II, which could have a detrimental effect on our operations and could adversely impact the returns on your investment.

Property Acquisition

The following disclosure replaces the third paragraph under “Property Acquisition” in Supplement No. 6 to the prospectus.

The contract purchase price of the Alexandria Property was $2.5 million, excluding closing costs. We funded the purchase price with proceeds from this offering and debt proceeds. In connection with the acquisition of the Alexandria Property, we incurred $51,505 in acquisition fees payable to our advisor and $14,200 of acquisition expenses reimbursable to our advisor pursuant to our advisory agreement.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a Maryland corporation that intends to take advantage of our sponsor’s multifamily investing and lending platforms to invest in apartment communities in order to provide stockholders with growing cash flow and increasing asset values. We intend to acquire underperforming apartments which we will renovate and stabilize in order to increase rents. To a lesser extent, we will also seek to originate and acquire commercial real estate debt secured by apartments. We cannot predict, however, the ultimate allocation of net proceeds from this offering between property acquisitions and debt investments at this time because this allocation will depend, in part, on market conditions and opportunities and on the amount of financing that we are able to obtain with respect to the types of assets in which we seek to invest. If we are only able to raise an amount substantially less than our maximum offering, our plan of operation will be scaled down considerably, and we would expect to acquire a limited number of assets. We may make adjustments to our target portfolio based on real estate market conditions and investment opportunities. We will not forego a good investment because it does not precisely fit our expected portfolio composition. Thus, to the extent that Resource REIT Advisor, LLC (formerly known as Resource Apartment Advisor III, LLC) (our “Advisor”) presents us with attractive investment opportunities that allow us to meet the real estate investment trust (“REIT”) requirements under the Internal Revenue Code of 1986, as amended, our portfolio composition may vary from what we initially expect.

Results of Operations

We were formed on July 15, 2015. We commenced active real estate operations on August 19, 2016 with the acquisition of our first multifamily property. As of September 30, 2016, we owned one multifamily property. Our management is not aware of any material trends or uncertainties, favorable or unfavorable, other than national economic conditions affecting our targeted portfolio or the U.S. apartment community industry, which may

2

reasonably be expected to have a material impact on either capital resources or the revenues or incomes to be derived from the operation of such assets or those that we expect to acquire. Rental income for the three and nine months ended September 30, 2016 was $25,178. During the three and nine months ended September 30, 2016, we incurred $22,095 in rental operating expenses, $112,711 in acquisition costs, $4,611 in management fees, $303,921 in general and administrative expenses and $10,376 in depreciation and amortization expense. We expect revenue and expenses to increase in future periods as we acquire additional properties.

Liquidity and Capital Resources

We are offering and selling to the public in our public offering up to $1.1 billion in shares of common stock, consisting of up to $1.0 billion of shares in our primary offering in any combination of Class A and Class T shares and up to $100.0 million of shares pursuant to our distribution reinvestment plan (“DRIP”) in any combination of Class A and Class T shares. The initial offering price for shares in the primary offering is $10.00 per share for Class A and $9.47 per share Class T. The initial offering price for shares offered pursuant to the DRIP is $9.60 per share for Class A and $9.09 per share Class T.

We anticipate deriving the capital required to purchase real estate investments and conduct our operations from the proceeds of this offering and any future offerings we may conduct, from secured or unsecured financings from banks or other lenders and from proceeds from the sale of assets. In addition, our Advisor has and will advance funds to us for certain accrued organization and offering costs. As of September 30, 2016, we own one property which is further described in Note 5 to our financial statements.

If we are unable to raise substantial funds in this offering, we will make fewer investments resulting in less diversification in terms of the type, number and size of investments we make and the value of an investment in us will fluctuate with the performance of the specific assets we acquire. Further, we will have certain fixed operating expenses, including certain expenses as a publicly-offered REIT, regardless of whether we are able to raise substantial funds in this offering. Our inability to raise substantial funds would increase our fixed operating expenses as a percentage of gross income, reducing our net income and limiting our ability to make distributions. As of September 30, 2016, we have raised $2.4 million in this offering.

We intend to make reserve allocations as necessary to aid our objective of preserving capital for our investors by supporting the maintenance and viability of properties we acquire in the future. If reserves and any other available income become insufficient to cover our operating expenses and liabilities, it may be necessary to obtain additional funds by borrowing, refinancing properties or liquidating our investment in one or more properties, debt investments or other assets we may hold. We cannot assure you that we will be able to access additional funds when we need them or upon acceptable terms.

Although there is no limit on the amount we can borrow to acquire a single real estate investment, we may not leverage our assets with debt financing such that our borrowings are in excess of 300% of our net assets unless a majority of our independent directors find substantial justification for borrowing a greater amount. Examples of such a substantial justification include, without limitation, obtaining funds for the following: (i) to repay existing obligations, (ii) to pay sufficient distributions to maintain REIT status, or (iii) to buy an asset where an exceptional acquisition opportunity presents itself and the terms of the debt agreement and the nature of the asset are such that the debt does not increase the risk that we would become unable to meet our financial obligations as they became due. On a total portfolio basis, however, based on current lending market conditions, we expect to leverage our assets in an amount equal to 55% to 60% of the cost of our assets.

We may finance the acquisition costs of individual real estate investments, as well as the acquisition costs of all or a group of real estate investments acquired by us, by causing our subsidiaries to borrow directly from third-party financial institutions or other commercial lenders. Under these circumstances, our Advisor anticipates that certain properties acquired will serve as collateral for the debt we incur to acquire those particular properties and that we will seek to obtain nonrecourse financing for the acquisition of the properties. However, there is no guarantee that our Advisor will be successful in obtaining financing arrangements on a property-by-property basis and that the loans would be nonrecourse to us. Additionally, we may obtain corporate-level financing through a line

3

of credit from third-party financial institutions or other commercial lenders. Our assets will serve as collateral for this type of debt incurred to acquire real estate investments. We may also obtain seller financing with respect to specific assets that we acquire.

On August 18, 2016, the Advisor provided a $555,000 bridge loan (the “Bridge Loan”) to us. We used the proceeds of the Bridge Loan to partially finance the acquisition of Payne Place. The Bridge Loan, which is scheduled to mature on February 18, 2016, incurs interest at an annual rate of LIBOR plus 3%. We have the right to prepay the Bridge Loan at any time in whole or in part without premium or penalty. As of September 30, 2016 , the outstanding balance of the bridge loan was $305,000. Interest expense for the three and nine months ended September 30, 2016 was $2,337. As of September 30, 2016, deferred financing costs, net of amortization was $2,124.

In addition to making investments in accordance with our investment objectives, we expect to use our capital resources to make payments to our Advisor and the dealer manager of our public offering, which is an affiliate of our Advisor. During our organization and offering stage, these payments will include payments to the dealer manager for selling commissions, the dealer manager fee and the distribution and shareholder servicing fee and payments to the dealer manager and our Advisor for reimbursement of organization and offering expenses. However, our Advisor has agreed to reimburse us to the extent that organization and offering expenses (excluding underwriting and brokerage discounts and commission) incurred by us exceed 4.0% of our gross offering proceeds, as of the termination of this offering, if we raise less than $500 million. If we raise more than $500 million of gross proceeds in this offering, our Advisor has agreed to reimburse us to the extent that organization and offering expenses (excluding underwriting and brokerage discounts and commission) incurred by us exceed 2.5% of our gross offering proceeds, as of the termination of this offering. During our acquisition and development stage, we expect to make payments to our Advisor in connection with the selection or purchase of real estate investments, the management of our assets and costs incurred by our Advisor in providing services to us. During our acquisition stage, we expect to make payments to our Advisor in connection with the acquisition of real estate investments. In addition, we expect to continue to make payments to our Advisor for the management of our assets and costs incurred by our Advisor in providing services to us. We describe these payments in more detail in Note 7 of the notes to our consolidated financial statements.

Critical Accounting Policies

For a discussion of our critical accounting policies and estimates, see the discussion in the prospectus under “Plan of Operations - Critical Accounting Policies.”

Subsequent Events

On October 14, 2016 , we paid the Advisor $215,000 towards the balance due on the Bridge Loan. On November 1, 2016, we paid the Advisor $92,921 to satisfy the remaining outstanding balance of the Bridge Loan and accrued interest.

4

RESOURCE APARTMENT REIT III, INC.

CONSOLIDATED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Investments:
Rental properties, net	$2,448,749	$—
Identified intangible assets, net	42,853	—

	2,491,602	—
Cash	270,137	200,000
Tenant receivables, net	3,800	—
Due from related parties	1,489	—
Contribution receivable	50,000	—
Prepaid expenses and other assets	241,402	—
Deferred offering costs	2,258,622	—

Total assets	$5,317,052	$200,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Bridge note payable, net - to related party	$302,876	$—
Accounts payable and accrued expenses	207,913	—
Due to related parties	2,782,940	—
Security deposits	3,300	—

Total liabilities	3,297,029	—

Stockholders’ equity:
Preferred stock (par value $.01, 10,000,000 shares authorized, none issued and outstanding)	—	—
Convertible stock (par value $.01; 50,000 shares authorized, 50,000 issued and outstanding)	500	—
Class A common stock (par value $0.01; 250,000,000 shares authorized, 264,722 and 20,000 issued and outstanding at September 30, 2016 and December 31, 2015,	2,647	200
Class T common stock (par value $0.01; 750,000,000 shares authorized, 10,982 and 0 issued and outstanding, respectively)	110	—
Additional paid-in capital	2,474,315	199,800
Accumulated deficit	(457,549)	—

Total stockholders’ equity	2,020,023	200,000

Total liabilities and stockholders’ equity	$5,317,052	$200,000

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2016
Revenues:
Rental income	$25,178	$25,178

Total revenues	25,178	25,178

Expenses:
Rental operating	22,095	22,095
Acquisition costs	112,711	112,711
Management fees - related parties	4,611	4,611
General and administrative	303,921	330,377
Depreciation and amortization expense	10,376	10,376

Total expenses	453,714	480,170

Loss before other income (expense)	(428,536)	(454,992)
Other income (expense):
Interest income	432	432
Interest expense	(2,989)	(2,989)

Net loss	$(431,093)	$(457,549)

Weighted average common shares outstanding	244,520	97,008
Basic and diluted net loss per common share	$(1.76)	$(4.72)

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2016

	Common Stock				Convertible Stock
	Shares		Amount		Shares	Amount	Additional Paid-in Capital	Accumulated Deficit	Total
	A Shares	T Shares	A Shares	T Shares
Balance, at January 1, 2016	20,000	—	$200	$—	—	$—	$199,800	$—	$200,000
Issuance of common stock	249,722	10,982	2,497	110	—	—	2,376,393	—	2,379,000
Exchange of common stock to convertible stock	(5,000)	—	(50)	—	50,000	500	(450)	—	—
Offering costs	—	—	—	—	—	—	(101,428)	—	(101,428)
Net loss	—	—	—	—	—	—	—	(457,549)	(457,549)

Balance, at September 30, 2016	264,722	10,982	$2,647	$110	50,000	$500	$2,474,315	$(457,549)	$2,020,023

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

Nine Months Ended September 30, 2016
Cash flows from operating activities:
Net loss	$(457,549)
Adjustment to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,376
Amortization of deferred financing costs	651
Changes in operating assets and liabilities:
Tenant receivable, net	(3,800)
Due from related parties	(1,489)
Prepaid expenses and other assets	(241,402)
Due to related parties	494,154
Accounts payable and accrued expenses	204,886

Net cash provided by operating activities	5,827

Cash flows from investing activities:
Property acquisitions	(2,493,672)
Capital expenditures	(1,979)

Net cash used in investing activities	(2,495,651)

Cash flows from financing activities:
Net proceeds from issuance of stock	2,254,961
Proceeds from bridge loan	555,000
Payments on bridge loan	(250,000)

Net cash provided by financing activities	2,559,961

Net increase in cash	70,137
Cash at beginning of period	200,000

Cash at end of period	$270,137

The accompanying notes are an integral part of these consolidated financial statements.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2016

(unaudited)

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Resource Apartment REIT III, Inc. (the “Company”) was organized in Maryland on July 15, 2015. The Company is offering up to $1.1 billion of shares of its common stock, consisting of up to $1.0 billion of shares in its primary offering in any combination of Class A and Class T shares and up to $100.0 million of shares pursuant to its distribution reinvestment plan (the “DRIP”) in any combination of Class A and Class T shares. The initial offering price for shares in the primary offering is $10.00 per share for Class A and $9.47 per share for Class T. The initial offering price for shares offered pursuant to the DRIP is $9.60 per share for Class A and $9.09 per share or Class T. The Company will determine its net asset value (“NAV”) on a date no later than November 26, 2018 (the “NAV pricing date”). Commencing on the NAV pricing date, if the primary offering is ongoing, the Company will offer Class A and Class T shares in the primary offering at a price equal to the NAV per share for Class A and Class T shares, respectively, plus applicable selling commissions and dealer manager fees, and pursuant to the DRIP at a price equal to 96% of the new primary offering price. If the Company’s primary offering is not ongoing on the NAV pricing date, or on the date of any subsequent NAV pricing, it will offer Class A and Class T shares pursuant to the DRIP at a price equal to 96% of the most recently determined NAV per share. The Company will update its NAV at least annually following the NAV pricing date and further adjust the per share price in the primary offering and DRIP accordingly. The Company qualifies as an emerging growth company and has adopted a fiscal year ending December 31. Resource REIT Advisor, LLC (formerly known as Resource Apartment Advisor III, LLC) (the “Advisor”), which is an indirect wholly-owned subsidiary of Resource America, Inc. (“RAI”), operating in the real estate, financial fund management and commercial finance sectors, contributed $200,000 to the Company in exchange for 20,000 shares of common stock.

On September 8, 2016, RAI was acquired by C-III Capital Partners, LLC (“C-III”), a leading commercial real estate services company engaged in a broad range of activities. C-III controls our Advisor and Resource Securities, Inc. (“Resource Securities”), the Company’s dealer manager, and Resource Apartment Manager III, LLC, the Company’s property manager; C-III also controls all of the shares of common stock held by RAI.

The Company’s objective is to take advantage of Resource Real Estate, Inc.’s (its “Sponsor”) multifamily investing and lending platforms to invest in apartment communities in order to provide the investor with growing cash flow and increasing asset values. The Company intends to acquire underperforming apartments which it will renovate and stabilize in order to increase rents. To a lesser extent, the Company will also seek to originate and acquire commercial real estate debt secured by apartments having the same characteristics. The Company believes multiple opportunities exist within the apartment industry today and will continue to present themselves over the next few years to real estate investors who possess the following characteristics: (i) extensive experience in multifamily investing, (ii) strong management platforms specializing in operational and financial performance optimization, (iii) financial sophistication allowing them to benefit from complex opportunities, and (iv) the overall scale and breadth of a national real estate platform in both the equity and debt markets. As of September 30, 2016, the Company owns one apartment property located in Alexandria, Virginia.

On June 29, 2016, RAI contributed $2 million and was issued 222,222 shares of common stock in the offering. As a result, the Company satisfied the $2.0 million minimum offering amount for its initial public offering. As of September 30, 2016, the Company has raised aggregated offering proceeds of $2.4 million from the sale of 264,722 Class A shares and 10,982 Class T shares of common stock. The Company intends to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes under the provisions of the Internal Revenue Code of 1986, as amended, commencing with its taxable year ending December 31, 2017. As such, to maintain its REIT qualification for U.S. federal income tax purposes, the Company is generally required to distribute at least 90% of its net income (excluding net capital gains) to its stockholders as well as comply with certain other requirements. Accordingly, the Company generally will not be subject to U.S. federal income taxes to the extent that it annually distributes all of its REIT taxable income to its stockholders. The Company also intends to operate its business in a manner that will permit it to maintain its exemption from registration under the Investment Company Act of 1940, as amended.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

The consolidated financial statements and the information and tables contained in the notes thereto as of September 30, 2016, are unaudited. The consolidated balance sheet as of December 31, 2015 was derived from the audited consolidated financial statements as of and for the year ended December 31, 2015. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”), pertaining to interim financial statements in Form 10-Q. However, in the opinion of management, these interim financial statements include all the necessary adjustments to fairly present the results of the interim periods presented. The results of operations for the nine months ended September 30, 2016 may not necessarily be indicative of the results of operations for the full year ending December 31, 2016.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to GAAP.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Resource Apartment REIT III Holdings, LLC, Resource Apartment REIT III OP, LP and RRE Payne Place Holdings, LLC. All intercompany accounts have been eliminated in consolidation.

Earnings per Share

Basic earnings per share are computed by dividing income available to common stockholders by the weighted-average common shares outstanding during the period. Diluted earnings per share take into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted to common stock. Due to reported losses for the period presented, convertible shares are not included in the diluted earnings per share calculation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Real Estate Investments

The Company records acquired real estate at fair value on its acquisition date. The Company considers the period of future benefit of an asset to determine its appropriate useful life. The Company’s estimated useful lives of its assets by class are as follows:

Buildings	27.5 years
Building improvements	3.0 to 27.5 years
Tenant improvements	Shorter of lease term or expected useful life
Lease intangibles	Remaining term of related lease

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

Impairment of Long Lived Assets

When circumstances indicate the carrying value of a property may not be recoverable, the Company will review the asset for impairment. This review is based on an estimate of the future undiscounted cash flows, excluding interest charges, expected to result from the property’s use and eventual disposition.

These estimates consider factors such as expected future operating income, market and other applicable trends and residual value, as well as the effects of leasing demand, competition and other factors.

If impairment exists, due to the inability to recover the carrying value of a property, an impairment loss will be recorded to the extent that the carrying value exceeds the estimated fair value of the property for properties to be held and used. For properties held for sale, the impairment loss is the adjustment to fair value less estimated cost to dispose of the asset. These assessments have a direct impact on net income because recording an impairment loss results in an immediate negative adjustment to net income.

Loans Held for Investment

The real estate loans receivable will be recorded at cost and reviewed for potential impairment at each balance sheet date. A loan receivable is considered impaired when it becomes probable, based on current information, that the Company will be unable to collect all amounts due according to the loan’s contractual terms. The amount of impairment, if any, is measured by comparing the recorded amount of the loan to the present value of the expected cash flows or the fair value of the collateral. If a loan is deemed to be impaired, the Company will record a reserve for loan losses through a charge to income for any shortfall. Failure to recognize impairment would result in the overstatement of the carrying values of the Company’s real estate loans receivable and an overstatement of the Company’s net income.

The Company may acquire real estate loans at a discount due to credit quality. Revenues from these loans are recorded under the effective interest method. Under this method an effective interest rate (“EIR”) is applied to the cost basis of the real estate loan receivable. The EIR that is calculated when the real estate loan receivable is acquired remains constant and is the basis for subsequent impairment testing and income recognition. If the amount and timing of future cash collections are not reasonably estimable, the Company accounts for the real estate receivable on the cost recovery method. Under the cost recovery method of accounting, no income is recognized until the basis of the real estate loan receivable has been fully recovered.

Interest income from loans receivable will be recognized based on the contractual terms of the debt instrument. Fees related to any buydown of the interest rate will be deferred as prepaid interest income and amortized over the term of the loan as an adjustment to interest income. Closing costs related to the purchase of a loan receivable will be amortized over the term of the loan and accreted as an adjustment against interest income.

Allocation of Purchase Price of Acquired Assets

Upon the acquisition of real properties, it is the Company’s policy to allocate the purchase price of properties to acquired tangible assets, consisting of land, building, fixtures and improvements, and identified intangible lease assets and liabilities, consisting of the value of above-market and below-market leases, as applicable, other value of in-place leases and value of tenant relationships, based in each case on their fair values.

The Company records above-market and below-market in-place lease values for acquired properties based on the present value (using an interest rate that reflects the risks associated with the leases acquired) of the difference between (i) the contractual amounts to be paid pursuant to the in-place leases and (ii) management’s estimate of fair market lease rates for the corresponding in-place leases, measured over a period equal to the remaining non-cancelable term of the lease. The Company amortizes any capitalized above-market or below-market lease values as an increase or reduction to rental income over the remaining non-cancelable terms of the respective leases, which the Company expects will range from one month to ten years.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

The Company measures the aggregate value of other intangible assets acquired based on the difference between (i) the property valued with existing in-place leases adjusted to market rental rates and (ii) the property valued as if vacant. Management’s estimates of value are expected to be made using methods similar to those used by independent appraisers (e.g., discounted cash flow analysis). Factors to be considered by management in its analysis include an estimate of carrying costs during hypothetical expected lease-up periods considering current market conditions and costs to execute similar leases.

The Company also considers information obtained about each property as a result of its pre-acquisition due diligence, marketing and leasing activities in estimating the fair value of the tangible and intangible assets acquired. In estimating carrying costs, management also includes real estate taxes, insurance and other operating expenses and estimates of lost rentals at market rates during the expected lease-up periods. Management also estimates costs to execute similar leases including leasing commissions and legal and other related expenses to the extent that such costs have not already been incurred in connection with a new lease origination as part of the transaction.

The total amount of other intangible assets acquired is further allocated to in-place lease values and customer relationship intangible values based on management’s evaluation of the specific characteristics of each tenant’s lease and the Company’s overall relationship with that respective tenant. Characteristics to be considered by management in allocating these values include the nature and extent of the Company’s existing business relationships with the tenant, growth prospects for developing new business with the tenant, the tenant’s credit quality and expectations of lease renewals (including those existing under the terms of the lease agreement), among other factors.

The Company amortizes the value of in-place leases to expense over the initial term of the respective leases. The value of customer relationship intangibles is amortized to expense over the initial term and any renewal periods in the respective leases, but in no event will the amortization periods for the intangible assets exceed the remaining depreciable life of the building. Should a tenant terminate its lease, the unamortized portion of the in-place lease value and customer relationship intangibles would be charged to expense in that period.

The determination of the fair value of the assets and liabilities acquired requires the use of significant assumptions with regard to current market rental rates, discount rates and other variables. The use of inappropriate estimates would result in an incorrect assessment of the fair value of these assets and liabilities, which could impact the amount of the Company’s reported net income. These estimates are subject to change until all information is finalized, which is generally within one year of the acquisition date.

Revenue Recognition

The Company recognizes minimum rent, including rental abatements and contractual fixed increases attributable to operating leases, on a straight-line basis over the term of the related lease and includes amounts expected to be received in later years in deferred rents. The Company records property operating expense reimbursements due from tenants for common area maintenance, real estate taxes and other recoverable costs in the period the related expenses are incurred.

The Company makes estimates of the collectability of its tenant receivables related to base rents, including straight-line rentals, expense reimbursements and other revenue or income. The Company specifically analyzes accounts receivable and historical bad debts, customer creditworthiness, current economic trends and changes in customer payment terms when evaluating the adequacy of the allowance for doubtful accounts. In addition, with respect to tenants in bankruptcy, the Company will make estimates of the expected recovery of pre-petition and post-petition claims in assessing the estimated collectability of the related receivable. In some cases, the ultimate resolution of these claims can exceed one year. These estimates have a direct impact on the Company’s net income because a higher bad debt reserve results in less net income.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

Income Taxes

The Company intends to elect and qualify to be taxed as a REIT, commencing with its taxable year ending December 31, 2017. Accordingly, the Company will generally not be subject to corporate U.S. federal or state income tax to the extent that it makes qualifying distributions to its stockholders, and provided it satisfies on a continuing basis, through actual investment and operating results, the REIT requirements including certain asset, income, distribution and stock ownership tests. If the Company fails to qualify as a REIT, and does not qualify for certain statutory relief provisions, it will be subject to U.S. federal, state and local income taxes and may be precluded from qualifying as a REIT for the subsequent four taxable years following the year in which it lost its REIT qualification. Accordingly, the Company’s failure to qualify as a REIT could have a material adverse impact on its results of operations and amounts available for distribution to its stockholders.

The dividends paid deduction of a REIT for qualifying dividends to its stockholders is computed using the Company’s taxable income as opposed to net income reported on the financial statements. Taxable income, generally, will differ from net income reported on the financial statements because the determination of taxable income is based on tax provisions and not financial accounting principles.

The Company may elect to treat certain of its subsidiaries as taxable REIT subsidiaries (“TRSs”). In general, a TRS may hold assets and engage in activities that it cannot hold or engage in directly and generally may engage in any real estate or non-real estate-related business. A TRS is subject to U.S. federal, state and local corporate income taxes.

While a TRS may generate net income, a TRS can declare dividends to the Company which will be included in the Company’s taxable income and necessitate a distribution to its stockholders. Conversely, if the Company retains earnings at a TRS level, no distribution is required and the Company can increase book equity of the consolidated entity.

Organization and Offering Costs

The Company incurs organization, accounting, and offering costs in pursuit of its financing. Organization and offering costs (other than selling commissions and dealer manager fees) of the Company are initially being paid by the Advisor on behalf of the Company.

Pursuant to the advisory agreement between the Company and the Advisor, the Company is obligated to reimburse the Advisor for organization and other offering costs paid by the Advisor on behalf of the Company, up to an amount equal to 4.0% of gross offering proceeds as of the termination of the initial public offering if the Company raises less than $500 million in the primary portion of the initial public offering and 2.5% of gross offering proceeds as of the termination of the initial public offering if the Company raises $500 million or more in the primary portion of the initial public offering.

Through September 30, 2016, the Advisor has incurred organization and offering costs on behalf of the Company of approximately $2.3 million. As of September 30, 2016, the Advisor has advanced $2.3 million of these costs on behalf of the Company. If the Company raises the maximum offering amount in the primary offering and under the DRIP, organization and offering expenses (excluding selling commissions and the dealer manager fee) are estimated to be approximately 1.0% of the gross proceeds of the initial public offering. Organization costs are expensed as incurred, which include all expenses incurred by the Company in connection with the formation of the Company, including but not limited to legal fees and other costs to incorporate the Company; and offering costs, which include selling commissions and dealer manager fees, will be deferred and charged to stockholder’s equity as proceeds are raised in the offering. There can be no assurance that the Company’s plans to raise capital will be successful.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

Adoption of New Accounting Standards

In January 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-01, “Income Statement - Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items”. The amendments in ASU No. 2015-01 eliminate from GAAP the concept of extraordinary items. Although the amendment will eliminate the requirements for reporting entities to consider whether an underlying event or transaction is extraordinary, the presentation and disclosure guidance for items that are unusual in nature or occur infrequently will be retained and will be expanded to include items that are both unusual in nature and infrequently occurring. ASU No. 2015-01 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. On January 1, 2016, the Company adopted ASU 2015-01 and the adoption had no impact on the Company’s consolidated financial statements.

In February 2015, FASB issued ASU No. 2015-02, “Consolidation (Topic 810): Amendments to the Consolidation Analysis”, which makes certain changes to both the variable interest model and the voting model, including changes to (1) the identification of variable interests (fees paid to a decision maker or service provider), (2) the variable interest entity characteristics for a limited partnership or similar entity and (3) the primary beneficiary determination. ASU 2015-02 is effective for the Company beginning January 1, 2016. On January 1, 2016, the Company adopted ASU 2015-02 and the adoption had no impact on the Company’s consolidated financial statements.

In April 2015, FASB issued ASU No. 2015-03, “Simplifying the Presentation of Debt Issuance Costs”, which requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected. The Company applied the new guidance on a retrospective basis and adjusted the balance sheet of each individual period presented to reflect the period-specific effects of applying the new guidance. This guidance was effective and was adopted by the Company on January 1, 2016 and the adoption had no impact on its consolidated financial statements.

In September 2015, FASB issued ASU 2015-16, “Simplifying the Accounting for Measurement-Period Adjustments”, which eliminates the requirement to retroactively revise comparative financial information for prior periods presented in financial statements due to changes in provisional amounts recorded for acquisitions in subsequent periods. Upon adoption, disclosure of the amounts recorded in current-period earnings that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized at the acquisition date are required. ASU 2015-16 was effective and adopted by the Company on January 1, 2016 and the adoption had no impact on its consolidated financial statements.

Accounting Standards Issued But Not Yet Effective

In May 2014, FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers”, which will replace most existing revenue recognition guidance in GAAP. The core principle of ASU No. 2014-09 is that an entity should recognize revenue for the transfer of goods or services equal to the amount that it expects to be entitled to receive for those goods or services. ASU No. 2014-09 requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments. ASU No. 2014-09 will be effective for the Company beginning January 1, 2018, including interim periods in 2018, and allows for both retrospective and prospective methods of adoption. The Company is in the process of determining the method of adoption and assessing the impact of this guidance on the Company’s consolidated financial position, results of operations and cash flows.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

In August 2014, FASB issued ASU No. 2014-15, “Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern.” Under the new guidance, an entity should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued. The guidance is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of the new requirements is not expected to have a material impact on the Company’s consolidated financial statements.

In February 2016, FASB issued ASU No. 2016-02, “Leases”, which is intended to improve financial reporting about leasing transactions and requires organizations that lease assets to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases. ASU No. 2016-02 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU No. 2016-02 to have a significant impact on its consolidated financial statements.

In June 2016, FASB issued ASU No. 2016-03 “Financial Instruments - Credit Losses”, which requires measurement and recognition of expected credit losses for financial assets held. The standard update is effective for the Company beginning January 1, 2019. The Company is continuing to evaluate this guidance; however, it does not expect the adoption of ASU No. 2016-03 to have a significant impact on its consolidated financial statements.

In August 2016, FASB issued ASU No. 2016-15 “Classification of Certain Cash Receipts and Cash Payments”, which addresses eight specific cash flow issues with the objective of reducing existing diversity in practice. The guidance is effective for the Company as of January 1, 2018. Early application is permitted. The adoption of the new requirements is not expected to have a material impact on the Company’s consolidated statement of cash flows.

NOTE 3 - SUPPLEMENTAL CASH FLOW INFORMATION

The following table presents supplemental cash flow information:

Nine Months Ended
September 30, 2016
Non-cash operating, financing and investing activities:
Due to Advisor for offering costs and other assets	$(2,288,786)
Accounts payable and accrued expenses	(36,139)
Exchange of common stock to convertible stock	500

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

NOTE 4 - RENTAL PROPERTIES, NET

The Company’s investment in a rental property consisted of the following:

September 30, 2016
Land	$1,419,898
Building and improvements	1,016,451
Furniture, fixtures and equipment	15,688
Construction in progress	—

2,452,037
Less: accumulated depreciations	(3,288)

$2,448,749

Depreciation expense for the three and nine months ended September 30, 2016 was $3,288.

NOTE 5 - ACQUISITIONS

As of September 30, 2016, the Company owned one property. In order to finalize the fair values of the acquired assets and liabilities, the Company obtained a third-party appraisal. The Company considers all information and has up to a maximum of 12 months from the date of acquisition to finalize the valuation for a property.

The table below summarized the acquisition and the respective fair value assigned:

Multifamily Community Name	City and State	Date of Acquisition	Contractual Purchase Price	Land	Building and Improvements	Furniture, Fixtures and Equipment	Intangible Assets	Other Liabilities	Fair Value Assigned
Payne Place	Alexandria, Virginia	8/19/2016	$2,500,000	$1,419,898	$1,016,451	$13,709	$49,941	$(6,327)	$2,493,672

The table below summarizes the total revenues, net loss and acquisition costs and fees of the Company’s acquisition:

Multifamily Community	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2016
Payne Place
Total Revenues	$25,178	$25,178
Net Loss	$(51,600)	$(51,600)
Acquisition Costs	$61,206	$61,206
Acquisition Fee	$51,505	$51,505

NOTE 6 - IDENTIFIED INTANGIBLES ASSETS, NET

Identified intangible assets, net, consist of in-place rental leases. The value of in-place leases totaled $42,853 as of September 30, 2016, net of accumulated amortization of $7,088. The weighted average remaining life of the rental leases is ten months as of September 30, 2016. Amortization expense for the three and nine months ended September 30, 2016 was $7,088. As of September 30, 2016, expected amortization for the in-place leases for the next 12 months is $42,853 and none thereafter.

NOTE 7 – RELATED PARTY TRANSACTIONS

The Company is externally managed and advised by the Advisor. Pursuant to the terms of the Advisory Agreement, the Advisor provides the Company with its management team, including its officers, along with

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

appropriate support personnel. The Advisor will be reimbursed for the Company’s allocable share of costs for Advisor personnel, including allocable personnel salaries and benefits. Each of the Company’s officers is an employee of Resource Real Estate, Inc., which is the Advisor’s parent company, the Company’s sponsor and a wholly-owned subsidiary of RAI, or one of its affiliates. The Company does not expect to have any employees. The Advisor is not obligated to dedicate any specific portion of its or their time to the Company’s business. The Advisor and any employees of the Sponsor acting on behalf of the Advisor are at all times subject to the supervision and oversight of the Company’s board of directors and has only such functions and authority as the Company delegates to it.

During the course of the offering, the Advisor will provide offering-related services to the Company and will advance funds to the Company for both operating costs and organization and offering costs. These amounts will be reimbursed to the Advisor from the proceeds from the offering, although there can be no assurance that the Company’s plans to raise capital will be successful.

Relationship with the Advisor

The Advisory Agreement has a one-year term and may be renewed for an unlimited number of successive one-year terms upon the approval of the conflicts committee of the Company’s Board of Directors. Under the Advisory Agreement, the Advisor will receive fees and will be reimbursed for its expenses as set forth below:

Acquisition fees. The Advisor earns an acquisition fee of 2.0% of the cost of investments acquired on behalf of the Company, plus any capital expenditure reserves allocated, or the amount funded by the Company to acquire loans, including acquisition expenses and any debt attributable to such investments.

Asset management fees. The Advisor earns a monthly asset management fee equal to 0.083% (one-twelfth of 1.0%) of the cost of each asset at the end of each month, without deduction for depreciation, bad debts or other non-cash reserves. The asset management fee is based only on the portion of the costs or value attributable to the Company’s investment in an asset if the Company does not own all of an asset and does not manage or control the asset.

Disposition fees. The Advisor will earn a disposition fee in connection with the sale of a property equal to the lesser of one-half of the aggregate brokerage commission paid, or if none is paid, 2.0% of the contract sales price.

Debt financing fees. The Advisor will earn a debt financing fee equal to 0.5% of the amount available under any debt financing obtained for which it provided substantial services.

Expense reimbursements. The Company also will pay directly or reimburse the Advisor for all of the expenses paid or incurred by the Advisor or its affiliates on behalf of the Company or in connection with the services provided to the Company in relation to its public offering, including its distribution reinvestment plan offering. This includes all organization and offering costs of up to 4.0% of gross offering proceeds if the Company raises less than $500 million in the primary offering and 2.5% of gross offering proceeds if the Company raises more than $500 million in the primary offering. Reimbursements also include expenses the Advisor incurs in connection with providing services to the Company, including the Company’s allocable share of costs for Advisor personnel and overhead, out-of-pocket expenses incurred in connection with the selection and acquisition of properties or other real estate related debt investments, whether or not the Company ultimately acquires the investment. However, the Company will not reimburse the Advisor or its affiliates for employee costs in connection with services for which the Advisor earns acquisition or disposition fees.

On August 18, 2016, the Advisor provided a $555,000 bridge loan (the “Bridge Loan”) to the Company. The Company used the proceeds of the Bridge Loan to partially finance the acquisition of Payne Place. The Bridge

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

Loan, which is scheduled to mature on February 18, 2016, incurs interest at an annual rate of LIBOR plus 3%. The Company has the right to prepay the Bridge Loan at any time in whole or in part without premium or penalty. As of September 30, 2016 , the outstanding balance of the Bridge Loan was $305,000 and deferred financing costs, net of amortization was $2,124. Interest expense for the three and nine months ended September 30, 2016 was $2,337.

Relationship with Resource Apartment Manager III, LLC

Resource Apartment Manager III, LLC (the “Manager”), an affiliate of the Advisor, will manage real estate properties and real estate-related debt investments and will coordinate the leasing of and will manage construction activities related to the Company’s real estate property pursuant to the terms of the management agreement with the Manager.

Property management fees. The Manager will earn a property management fee equal to 4.5% of actual gross cash receipts from the operations of real property investments that it manages and an oversight fee on any real property investments that are managed by third parties.

Construction management fees. The Manager will earn a construction management fee equal to 5.0% of actual aggregate costs to construct improvements to a property.

Debt servicing fees. The Manager will earn a debt servicing fee equal to 2.75% of gross receipts from real estate-related debt investments.

Expense reimbursement. During the ordinary course of business, the Manager or other affiliates of RAI may pay certain shared operating expenses on behalf of the Company. The Company is obligated to reimburse the Manager or other affiliates for such shared operating expenses.

Relationship with Resource Securities

Resource Securities, Inc. (“Resource Securities”), an affiliate of the Advisor, serves as the Company’s dealer manager and is responsible for marketing the Company’s shares during the public offering.

Dealer manager fee and selling commissions. Pursuant to the terms of the dealer manager agreement with the Dealer Manager, the Company generally pays the Dealer Manager a selling commission of up to 7.0% of gross primary offering proceeds from the sale of Class A shares and up to 2.0% of gross primary offering proceeds from the sale of Class T shares and a dealer manager fee of up to 3.0% of gross primary offering proceeds from the sale of Class A and Class T shares. The Dealer Manager reallows all selling commissions earned and a portion of the dealer manager fee as a marketing fee to participating broker-dealers. No selling commissions or dealer manager fees are earned by the Dealer Manager in connection with sales under the distribution reinvestment plan. Additionally, the Company may reimburse the Dealer Manager for bona fide due diligence expenses. No selling commissions or dealer manager fees were paid in connection with the sale of approximately 222,222 Class A shares to RAI.

Distribution and shareholder servicing fee. Resource Securities is paid an annual fee of 1.0% of the purchase price (or, once reported, the NAV) per share of Class T common stock sold in the primary offering for five years from the date on which each share is issued up to a total of 5.0%.

The differences between the Class A and Class T shares relate to the fees and selling commissions payable with respect to each class and the differing distribution amounts and expense allocations due to differing ongoing fees and expenses. The per share amount of distributions on Class T shares will likely be lower than the distributions on the Class A shares for so long as the distribution and shareholder servicing fee applies because this fee is a class-specific expense. The following table summarizes the differences in fees and selling commissions between the classes of common stock:

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

	Class A Share	Class T Share
Initial Offering Price	$10.00	$9.47
Selling Commissions Paid by Company (per shares)	7.0%	2.0%
Dealer Manager Fee (per share)	3.0%	3.0%
Annual Distributions and Shareholder Servicing Fee (1)	None	1.0%
Initial Offering Price Under the DRIP	$9.60	$9.09

(1)	Each outstanding Class T share issued in the primary offering is subject to an annual distribution and shareholder servicing fee for five years from the date on which such share is issued. The Company will cease paying the distribution and shareholder servicing fee on each Class T share prior to the fifth anniversary of its issuance on the earliest of the following, should any of these events occur: (i) the date at which, in the aggregate, underwriting compensation from all sources equals 10% of the gross proceeds from the Company’s primary offering (i.e., excluding proceeds from sales pursuant to our DRIP); (ii) the date on which the Company lists its common stock on a national securities exchange; and (iii) the date of a merger or other extraordinary transaction in which the Company is a party and in which the common stock is exchanged for cash or other securities. The Company cannot predict if or when any of these events will occur.

In the case of a Class T share purchased in the primary offering at a price equal to $9.47, the maximum distribution and shareholder servicing fee that may be accrued on that Class T share will equal $0.47. However, because the Company will only completely cease paying the distribution and shareholder servicing fee on the earliest of the dates described above, such fee will accrue on all outstanding Class T shares that were purchased in the primary offering within the previous five years of such date. The expense of the distribution and shareholder servicing fee payable with respect to Class T shares sold in the primary offering will be allocated among all outstanding Class T shares, including those sold under the DRIP and those sold in the primary offering more than five years ago on which the Company has ceased paying distribution and shareholder servicing fees. As a result, holders of Class T shares purchased earlier in the offering will bear a greater expense from distribution and shareholder servicing fees than those holders of Class T shares purchased later in the offering.

Relationship with RAI

Self-insurance funds held in escrow. The receivable from related party includes escrow funds held by RAI for self-insurance. The Company’s property participates in an insurance pool with other properties directly and indirectly managed by RAI for both property insurance and general liability. RAI holds the escrow funds related to the insurance pools on its books. The insurance pool covers losses up to $2.5 million and the pool for the general liability covers losses up to the first $50,000 per incident. Catastrophic insurance would cover losses in excess of the insurance pool up to $140.0 million. Therefore, unforeseen or catastrophic losses in excess of the Company’s insured limits could have a material adverse effect on the Company’s financial condition and operating results. In the nine months ended September 30, 2016, the Company paid $1,505 into the insurance pools.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

The fees earned/expenses incurred and the amounts payable to such related parties are summarized in the following table:

	September 30, 2016	December 31, 2015
Due from related party:
RAI - insurance funds held in escrow	$1,489	$—

Due to related parties:
Advisor
Acquisition fees	51,505	—
Asset management fees	3,110	—
Debt financing fees	2,775	—
Organization and offering costs	2,286,011	—
Interest payable in bridge loan	2,337	—
Operating expense reimbursements (including prepaid expenses)	432,202	—
Resource Securities
Selling commissions and dealer-manager fees	5,000	—

	$2,782,940	$—

	Three Months Ended	Nine Months Ended
	September 30	September 30
	2016	2016
Fees earned / expenses incurred:
Advisor
Acquisition fees (1)	$51,505	$51,505
Asset management fees (2)	$3,110	$3,110
Debt financing fees (3)	$2,775	$2,775
Interest expense	$2,337	$2,337
Organization and offering costs (4)	$999,096	$2,286,011
Operating expense reimbursement (5)	$210,351	$210,351
Resource Securities
Selling commissions and dealer-manager fees (6)	$32,700	$32,700

(1)	Included in Acquisition costs on the consolidated statements of operations and comprehensive (loss) income.
(2)	Included in Management fees on the consolidated statements of operations and comprehensive (loss) income.
(3)	Included in Due to related parties on the consolidated balance sheets.
(4)	Included in Deferred offering costs and Stockholders’ Equity on the consolidated balance sheets.
(5)	Included in General and administrative on the consolidated statements of operations and comprehensive (loss) income and excludes third party costs that are advanced by the Advisor.
(6)	Included in Stockholders’ equity on the consolidated balance sheets.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

NOTE 8 – EQUITY

Preferred Stock

The Company’s charter authorizes the Company to issue 10 million shares of its $0.01 par value preferred stock. As of September 30, 2016, no shares of preferred stock were issued or outstanding.

Convertible Stock

The Company’s charter authorizes the Company to issue 50,000 shares of its $0.01 par value convertible stock. As of September 30, 2016, the Company had 50,000 shares of $0.01 par value convertible stock outstanding, which are owned by the Advisor. The convertible stock will convert into shares of the Company’s common stock upon the occurrence of (a) the Company having paid distributions to common stockholders that in the aggregate equal 100% of the price at which the Company originally sold the shares plus an amount sufficient to produce a 6% cumulative, non-compounded annual return on the shares at that price; or (b) if the Company lists its common stock on a national securities exchange or the Company consummates a merger pursuant to which consideration received by the stockholders is securities of another issuer that are listed on a national securities exchange.

Each of these two events is a “Triggering Event.” Upon a Triggering Event, the Company’s convertible stock will, unless its advisory agreement has been terminated or not renewed on account of a material breach by its Advisor, generally be converted into a number of shares of common stock equal to 1/50,000 of the quotient of:

(A)	15% of the amount, if any, by which

(1)	the value of the Company as of the date of the event triggering the conversion plus the total distributions paid to its stockholders through such date on the then-outstanding shares of its common stock exceeds

(2)	the sum of the aggregate issue price of those outstanding shares plus a 6% cumulative, non-compounded, annual return on the issue price of those outstanding shares as of the date of the event triggering the conversion, divided by

(B)	the value of the Company divided by the number of outstanding shares of common stock, in each case, as of the as of the date of the event triggering the conversion.

On August 5, 2016, the Board of Directors of the Company approved the issuance of 50,000 convertible shares in exchange for 5,000 shares of Class A common stock.

Common Stock

The Company’s charter authorizes the Company to issue 250 million shares of its $0.01 par value Class A common stock. As of September 30, 2016, there were 264,722 shares of Class A common stock issued and outstanding.

The Company’s charter authorizes the Company to issue 750 million shares of its $0.01 par value Class T common stock. As of September 30, 2016, there were 10,982 shares of Class T common stock issued and outstanding.

RESOURCE APARTMENT REIT III, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued

September 30, 2016

(unaudited)

NOTE 9 – SUBSEQUENT EVENTS

On October 7, 2016, the Board of Directors declared cash distributions on the outstanding shares of all classes of the Company’s common stock based on daily record dates from October 10, 2016 through October 30, 2016, from October 31, 2016 through November 29, 2016 and from November 30, 2016 through December 29, 2016, which distributions the Company paid or expects to pay on October 31, 2016, November 30, 2016 and December 30, 2016, respectively. Distributions for these periods have been or will be calculated based on stockholders of record each day during these periods at a rate of (i) $0.000547945 per share per day less (ii) the applicable daily distribution and shareholder servicing fees accrued for and allocable to any class of common stock, divided by the number of shares of common stock of such class outstanding as of the close of business of each respective record date.

On October 7, 2016, the Board of Directors of the Company authorized a stock dividend of 0.005 shares of common stock, or 0.5% of each outstanding share of Class A and Class T common stock, to the stockholders of record at the close of business on December 31, 2016. Such stock dividend will be issued on January 13, 2017.

On October 14, 2016 , the Company paid the Advisor $215,000 towards the balance due on the Bridge Loan. On November 1, 2016, the Company paid the Advisor $92,921 to satisfy the remaining outstanding balance of the Bridge Loan and accrued interest.

The Company has evaluated subsequent events through the filing of these financial statements and determined no events have occurred, other than those discussed above that would require adjustments to or additional disclosure in the consolidated financial statements.